Exhibit 99

        Frontier Financial Corporation Announces Board Changes

    EVERETT, Wash.--(BUSINESS WIRE)--Oct. 16, 2003--Bob Dickson, chairman of the Board of Frontier Financial Corporation (Nasdaq:FTBK) and its wholly owned subsidiary, Frontier Bank, announced the retirement of three longtime directors, the resignation of one director and the election of one director. Dickson stated, "These four directors have served the Corporation with dedication. Their guidance and wisdom will be missed."
    David Dujardin, age 72, has retired from the Boards of Frontier Financial Corporation and Frontier Bank effective Oct. 15, 2003, to pursue his desire to travel. Dujardin was a founding director of Frontier Bank and has served as a director for 25 years.
    Roger Rice, age 81, and Don Regan, age 78, will retire from the Boards effective Dec. 31, 2003, and have been elected director emeritus effective at that time. Dr. Rice was also a founding director of Frontier Bank and has served on the board for 25 years. Regan joined the Board in 1981 upon the merger of Bank of Arlington into Frontier Bank.
    After recently completing a six-month leave of absence, the Board of Directors also accepted the resignation of Michael Corliss effective Oct. 15, 2003. Corliss joined the Boards in 1998 with the merger of the Bank of Sumner into Frontier Bank.
    John Dickson was elected to the Board of Directors of Frontier Financial Corporation and Frontier Bank at the Oct. 15 Board meeting. He has been with Frontier Bank for 18 years and has served as chief executive officer since May 19 of this year. Dickson graduated from the University of Puget Sound in 1982 with a BA in Economics and Business. Subsequently, he graduated in 1994 from the Bank Administration Institute School with Honors in Financial Management. Dickson has served on a variety of community service boards and is currently chairman-elect of the Washington Bankers Association.

    CONTACT: Frontier Financial Corporation
             Michael J. Clementz, 425-514-0700